                                                                    Exhibit 15.1

August 4, 2004



Vornado Operating Company
210 Route 4 East
Paramus, New Jersey

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Vornado Operating Company and subsidiaries (the "Company") for the period ended June 30, 2004 and 2003, as indicated in our report dated August 4, 2004, (which report includes an explanatory paragraph regarding the Company's ability to continue as a going concern); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statement No. 333-68458 on Form S-8 and Registration Statement No. 333-77143 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Parsippany, New Jersey